Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com

Public Relations Alane Moran (206) 272-6850 a.moran@f5.com

F5 Networks Announces Fiscal First Quarter Results

Strong revenue growth drives improved profitability

SEATTLE, WA—January 21, 2004—F5 Networks today announced net income of $3.8 million ($0.11 per diluted share) on revenue of $36.1 million for the first quarter of fiscal 2004, up from $1.4 million ($0.05 per diluted share) on revenue of $31.6 million in the fourth quarter of 2003. In the first quarter of fiscal 2003 the company reported net income of $0.5 million ($0.02 per diluted share) on revenue of $27.1 million.

F5 president and chief executive officer John McAdam said the company’s strong performance reflected continuing strength in its core traffic management business across all geographic regions and product lines, which helped boost its first quarter operating margin to 11 percent. Year over year, product revenue grew 35 percent while service revenue increased 28 percent during the same period. In addition, McAdam said sales of the company’s recently acquired FirePass SSL VPN technology were stronger than anticipated, accounting for more than 5 percent of product sales.

“During the past several quarters we’ve seen increasing returns from our ongoing investments in product development and our focus on enterprise customers,” McAdam said. “Growing demand for our core products and services is evidence that enterprises are increasingly aware of the benefits of application traffic management in general and the advanced features and functionality that have made BIG-IP a technology and market leader.”

In addition to its strong operating results, McAdam said the company continued to strengthen its balance sheet during the quarter. Days sales outstanding (DSO) fell to 44 days, contributing to positive cash flow of $8.4 million from operations. At December 31, 2003, the company had $205.0 million in cash, cash equivalents and investments, including $113.6 million from its recently completed public offering. For the second quarter of fiscal 2004, McAdam said management believes the company will continue to grow sequentially and has set a target range of $37.0 million to $39.0 million in revenue with net income of $0.13 to $0.15 per share.

F5 Networks Announces Fiscal First Quarter Results

About F5 Networks

F5 Networks keeps IP-based traffic flowing and business information always available to any user from any device, anywhere in the world. Our products ensure secure and reliable access to servers and the applications that run on them. F5 also provides tools to automate communications between applications and the network, eliminating tedious, manual processes.

As the pioneers of intelligent load balancing, F5’s continued innovations help businesses optimize and protect their IT investments. Our mission is to ensure the availability, scalability, performance, and security of IT resources that enterprises require to successfully do business. The company is headquartered in Seattle, Washington, with offices worldwide. For more information go to www.f5.com.

Forward Looking Statements

Statements in this press release concerning sequential growth, revenue, earnings and net income targets for the second quarter of fiscal 2004 and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of F5, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: acceptance of F5’s products, the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain or develop distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in the international markets and the unpredictability of F5’s sales cycle. F5 has no duty to update any guidance provided. More information about potential risk factors that could affect F5’s business and financial results is included in F5’s annual report on Form 10-K for the fiscal year ended September 30, 2003, and other public filings with the Securities and Exchange Commission.

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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2003	2003

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,712	$10,351
Short-term investments	110,190	34,527
Accounts receivable, net of allowances of $3,028 and $3,049	17,496	19,325
Inventories	1,158	762
Other current assets	4,574	4,779

Total current assets	161,130	69,744

Restricted cash	6,000	6,000
Property and equipment, net	9,871	10,079
Long-term investments	67,097	34,132
Goodwill	24,188	24,188
Other assets, net	4,010	4,030

Total assets	$272,296	$148,173

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,670	$3,714
Accrued liabilities	13,348	13,148
Deferred revenue	21,775	19,147

Total current liabilities	37,793	36,009

Other long-term liabilities	1,668	1,584
Deferred tax liability	303	151

Total long-term liabilities	1,971	1,735

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized 32,998 and 27,403 shares issued and outstanding	259,837	141,709
Unearned compensation	—	(10)
Accumulated other comprehensive income	359	195
Accumulated deficit	(27,664)	(31,465)

Total shareholders’ equity	232,532	110,429

Total liabilities and shareholders’ equity	$272,296	$148,173

F5 Networks, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended
	December 31,

	2003	2002

Net revenues
Products	$26,376	$19,501
Services	9,705	7,555

Total	36,081	27,056

Cost of net revenues
Products	5,849	4,057
Services	2,462	2,161

Total	8,311	6,218

Gross profit	27,770	20,838
Operating expenses
Sales and marketing	14,954	12,759
Research and development	5,444	4,395
General and administrative	3,347	3,350
Amortization of unearned compensation	10	66

Total operating expenses	23,755	20,570

Income from operations	4,015	268
Other income, net	184	462

Income before income taxes	4,199	730
Provision for income taxes	398	210

Net income	$3,801	$520

Net income per share – basic	$0.13	$0.02

Weighted average shares – basic	30,159	25,883

Net income per share – diluted	$0.11	$0.02

Weighted average shares – diluted	33,121	26,935